Exhibit 99.1

Registered No. 3203996

Morgans Hotel Group Europe Limited

Annual report

For the year ended 31 December 2006

Morgans Hotel Group Europe Limited

Directors and advisers

Directors

R Bloom

J Quicksilver

E Scheetz

D Hamamoto

Secretary and registered office

Bibi Ali

MacFarlanes

10 Norwich Street

London EC4A 1BD

Solicitors

MacFarlanes

10 Norwich Street

London EC4A 1BD

Registered auditors

BDO Stoy Hayward LLP
8 Baker Street
London, W1U 3LL

Bankers

National Westminster Bank PLC

135 Bishopsgate

London EC2M 3UR

Report of the Independent Registered Public Accounting Firm To the Board of Directors of Morgans Hotel Group Europe Limited

We have audited the financial statements of Morgans Hotel Group Europe Limited which comprise the consolidated balance sheet as of December 31, 2006 and the related consolidated profit and loss account, cash flow statement and related notes for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morgans Hotel Group Europe Limited as at December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006 in conformity with generally accepted accounting principles in the United Kingdom.  Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in note 24 to the financial statements.

BDO Stoy Hayward LLP

Chartered Accountants and Registered Auditors

London, UK

March 15, 2007

Consolidated profit and loss account
for the year ended 31 December 2006

			(Unaudited)
	Notes	2006	2005
		£000	£000
Turnover		30,118	26,206
Cost of sales		(7,560)	(7,084)
Gross profit		22,558	19,122

Administrative expenses		(13,988)	(14,441)

Operating profit	3	8,570	4,681

Interest receivable		397	218
Interest payable and similar charges	4	(6,721)	(7,932)
Exceptional Interest Charge	5	—	(3,357)
Net interest payable		(6,324)	(11,071)

Profit /(Loss) on ordinary activities before taxation		2,246	(6,390)

Tax on profit /(loss) on ordinary activities	6	—	—

Profit / (Loss) for the financial year		(2,246)	(6,390)

All income and expenditure arises from continuing operations.

The group has no recognised gains or losses other than the profit for the year.

The historical cost profit and reported profit are the same.

Consolidated balance sheet
At 31 December 2006

				(Unaudited)	(Unaudited)
	Notes	2006	2006	2005	2005
		£000	£000	£000	£000
Fixed assets
Tangible assets	8		101,828		104,209
Current assets
Stock	9	209		147
Debtors	11	2,769		2,338
Cash at bank and in hand		12,265		8,443
		15,243		10,928

Creditors: amounts falling due within one year	12	(4,795)		(3,954)

Net current assets			10,448		6,974

Total assets less current liabilities			112,276		111,183

Creditors: amounts falling due after more than one year	13		(103,380)		(104,533)

Net assets			8,896		6,650

Capital and reserves
Called up share capital	15		5,000		5,000
Share premium account	16		10,000		10,000
Other capital reserve	16		9,460		9,460
Profit and loss account	16		(15,564)		(17,810)

Shareholders’ funds	18		8,896		6,650

Company balance sheet
At 31 December 2006

				(Unaudited)	(Unaudited)
	Notes	2006	2006	2005	2005
		£000	£000	£000	£000
Fixed assets
Investment in subsidiary	10		35,000		35,000
Current assets
Debtors	11	400		400
Cash at bank and in hand		5		5
		405		405

Creditors: amounts falling due within one year	12	(12,634)		(12,634)

Net current liabilities			(12,229)		(12,229)
Net assets			22,771		22,771

Capital and reserves
Called up share capital	15		5,000		5,000
Share premium account	17		10,000		10,000
Other capital reserve	17		9,460		9,460
Profit and loss account	17		(1,689)		(1,689)

Shareholders’ funds	18		22,771		22,771

Consolidated cash flow statement
for the year ended 31 December 2006

			(Unaudited)
	Notes	2006	2005
		£000	£000
Net cash inflow from operating activities	21	12,067	7,036

Returns on investments and servicing of finance	22	(6,324)	(11,514)

Capital expenditure	22	(671)	(1,536)

Net Cash inflow/(outflow) before use of liquid resources and financing		5,072	(6,014)

Management of liquid resources	22	—	4,230

Financing	22	(1,250)	9,829

Increase in cash and cash equivalents		3,822	8,045

Reconciliation of net debt
for the year ended 31 December 2006

			(Unaudited)
	Notes	2006	2005
		£000	£000
Increase in cash in the year		3,822	8,045
Net cash outflow/(inflow) from decrease / (increase) in debt	23	1,242	(9,829)
Non cash movements	23	(339)	518

Movements in net debt in the year		4,725	(1,266)
Net debt at the start of the year		(97,340)	(96,074)

Net debt at the end of the year	23	(92,615)	(97,340)

Notes to the financial statements for the year ended 31 December 2006

1.              Principal accounting policies

The consolidated financial statements have been prepared under the historical cost convention and in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important accounting policies is set out below.

Basis of consolidation

The consolidated financial statements include financial statements of the company and its subsidiary undertaking made up to 31 December 2006.

Investments

Investments are stated at cost or cost less provision where there is a permanent diminution in value.

Fixed assets and depreciation

Tangible fixed assets are stated at cost less depreciation and any provision for impairment. Assets are depreciated to their residual values on a straight line basis over their estimated useful lives as follows:

Freehold buildings	50 years
Building surface finishes	25 years
Plant and machinery	15 years
Fixtures, fittings and equipment	5 – 10 years

No depreciation is provided on freehold land. No residual values are ascribed to building surface finishes.

Interest paid on fixed assets purchases is capitalised up until the time the asset is available for use.

Foreign currency transactions

Translations into sterling are made at the average of rates ruling throughout the period for profit and loss items and at the rate ruling at 31 December 2006 for assets and liabilities.  Exchange differences arising in the ordinary course of trading are included in the profit and loss account.

Deferred taxation

Deferred taxation is provided in respect of all timing differences that have originated but not reversed at the balance sheet date, where transactions or events have occurred which result in an obligation to pay more or less tax in the future.

Deferred tax is measured at the average tax rates which apply in the period in which the timing differences are expected to reverse. Deferred tax is measured on a non-discounted basis.

Deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it is more likely than not that there will be adequate future taxable profits against which to recover carried forward tax losses.

Finance costs

Finance costs are included within the carrying value of the loan and are amortised over the term of the loan.

Stocks

Stocks are stated at the lower of cost and net realisable value.

Turnover

Turnover represents the amounts (excluding value added tax) derived from the provision of goods and services to customers.  Turnover arises wholly in the United Kingdom.

Pension scheme

The group operates a defined contribution pension scheme. Contributions are charged to the profit and loss account in the period in which they are incurred.

2.              Staff numbers and costs

		(Unaudited)
	2006	2005
	Number	Number
The average number of employees in the year was:
Hotel operating staff	141	150
Management/administration	31	30
Sales and marketing	11	12
Maintenance	20	21
Total	203	213

The aggregate payroll costs for these persons were as follows:

		(Unaudited)
	2006	2005
	£’000	£’000
Wages and salaries	5,730	5,476
Social security costs	444	407
Pension costs	44	47
	6,218	5,930

None of the directors received any remuneration during the year (2005: Nil).

Funded defined contribution scheme for employees (group scheme)

Pension costs of £44,000 (2005: £47,000) were charged to the profit and loss account of which £nil (2005: nil) was outstanding at the balance sheet date.

The pension scheme is held with Standard Life and is administered by Inter Alliance.

3.              Operating profit

This is arrived at after charging:

		(Unaudited)
	2006	2005
	£’000	£’000
Auditors’ remuneration:
Group	50	63
Company	10	13
Non audit – Group (Tax compliance)	—	182

Depreciation of tangible fixed assets	2,778	3,267
Loss on disposal of fixed assets	274	—

4.              Interest payable and similar charges

		(Unaudited)
	2006	2005
	£’000	£’000
Amounts payable on bank loans and overdrafts	6,721	7,220
Amounts payable on loans due to related parties	—	712
	6,721	7,932

5.              Exceptional Interest Charge

During 2005 Morgans Hotel Group Europe undertook a review of their debt structure.  In November 2005 Management took advantage of the improvement in the Company’s business performance and a favourable capital market and secured new financing at more competitive rates providing a strong, stable financial base from which to operate in the future.  Costs of £3,357,000 were incurred in cancelling the previous loan financing in the 2005 financial statements.

6.              Taxation

(a) Analysis of charge in the year

No corporation tax has been provided due to tax losses carried forward from prior years (2005: nil)

(b) Factors affecting tax charge for the year

		(Unaudited)
	2006	2005
	£’000	£’000
Loss on ordinary activities before tax	2,246	(6,390)
Loss on ordinary activities multiplied by standard rate of corporation tax in the UK of 30% (2005: 30%)	674	(1,917)

Effects of:
Expenses not deductible for tax purposes	171	194
Capital allowances in excess of depreciation	695	739
Tax losses	(1,540)	984
Tax charge for the period	—	—

(c) Factors affecting future tax charges

In respect of the company’s tax losses, no deferred tax asset has been recognised due to uncertainty regarding the group’s future trading results (see note 14).

7.              Profit for the financial year

The company has taken advantage of the exemption allowed under section 230 of the Companies Act 1985 and has not presented it’s own profit & loss account, in these financial statements. The profit for the year is £Nil (2005:Loss £712,000).

8.              Fixed assets - Group

	Land and buildings	Plant and machinery	Fixtures, fittings and equipment	Total
	£000	£000	£000	£000

Cost
At 1 January 2006	100,584	7,999	12,992	121,575
Additions	—	346	325	671
Disposal	—	(55)	(1,710)	(1,765)
At 31 December 2006	100,584	8,290	11,607	120,481

Depreciation
At 1 January 2006	5,870	3,174	8,322	17,366
Charge for the year	1,029	552	1,197	2,778
Disposals	—	(15)	(1,476)	(1,491)
At 31 December 2006	6,899	3,711	8,043	18,653

Net book value
At 31 December 2006	93,685	4,579	3,564	101,828
At 31 December 2005	94,714	4,825	4,670	104,209

Included in total net book value of land and buildings is £41,955,000 (2005: £42,839,000) of long leasehold property and £4,219,000 (2005: £4,245,000) of capitalised interest (net of accumulated depreciation).

All tangible fixed assets of the group are held by the subsidiary undertaking, Morgans Hotel Group London Limited.

9.              Stock

		(Unaudited)
	Group 2006	Group 2005
	£000	£000
Consumables	209	147

10.       Investment in subsidiary company

		(Unaudited)
	Company	Company
	£000	£000
At 1 January 2006 and 31 December 2006	35,000	35,000

The company owns 100% of the ordinary shares of Morgans Hotel Group London Limited, a company incorporated in England and Wales, whose principle activity is the operation of two Morgans Hotel Group hotels in London.

11.        Debtors: amounts due within one year

			(Unaudited)	(Unaudited)
	Group 2006	Company 2006	Group 2005	Company 2005
	£000	£000	£000	£000
Trade debtors	1,471	—	1,193	—
Amounts due from related parties	857	400	741	400
Prepayments and accrued income	441	—	404	—
	2,769	400	2,338	400

12.       Creditors: amounts falling within one year

			(Unaudited)	(Unaudited)
	Group 2006	Company 2006	Group 2005	Company 2005
	£000	£000	£000	£000
Bank loans	1,500	—	1,250	—
Trade creditors	356	—	338	—
Amounts due to group undertakings and related parties	520	12,634	469	12,634
Taxation and social security	675	—	399	—
Accruals and deferred income	1,744	—	1,498	—
	4,795	12,634	3,954	12,634

13.       Creditors: amount falling due after more than one year

		(Unaudited)
	Group 2006	Group 2005
	£000	£000
Bank loans	103,380	104,533
	103,380	104,533

Bank loans are repayable as follows:

		(Unaudited)
	2006	2005
	£’000	£’000
In one year or less, or on demand	1,500	1,250
In more than one year, but not more than two years	2,083	1,500
In more than two years, but not more than five years	101,297	103,033
	104,880	105,783

Bank loans are as follows:

		(Unaudited)
	2006	2005
	£’000	£’000
Sterling bank loans: 6.280%	104,880	105,783
	104,880	105,783

Bank loans are repayable in monthly instalments, are denominated in sterling and bear interest at a fixed rate as noted above.

The bank loan is secured by way of a first ranking legal charge over the properties including fixtures, fittings and property management agreements, and an assignment over all revenues due from operation of the properties.

14.       Deferred taxation

		(Unaudited)
	2006	2005
	£’000	£’000
The unrecognised deferred tax asset comprises:
Short term timing differences	107	(726)
Losses	4,853	5,216
Total deferred tax asset	4,960	4,490

Deferred tax assets have not been recognised in respect of the losses carried forward or short term timing differences. These assets can only be utilised against future suitable taxable profits and, at present, it is unclear as to the likelihood and timing of sufficient profits in the foreseeable future.

15.       Called up share capital

		(Unaudited)
	31 December 2006	31 December 2005
	£000	£000
Authorised
1,000 ordinary shares of £1 each	1	1
2,499,999 A ordinary shares of £1 each	2,500	2,500
2,499,999 B ordinary shares of £1 each	2,500	2,500
2 preferred non-voting ordinary shares of £1 each	—	—
	5,001	5,001
Allotted, called up and fully paid
2 ordinary shares of £1 each	—	—
2,499,999 A ordinary shares of £1 each	2,500	2,500
2,499,999 B ordinary shares of £1 each	2,500	2,500
1 preferred non-voting ordinary shares of £1 each	—	—
	5,000	5,000

Both the A and B ordinary shares carry equal voting rights, equal rights to dividends and equal rights on winding up and rank pari passu with each other.  The preferred ordinary shares carry non-voting rights and rank pari passu with the A and B ordinary shares.

16.       Reserves - group

	Share premium	Other capital reserve	Profit and loss account
	£000	£000	£000

At 1 January 2006	10,000	9,460	(17,810)
Profit for the financial year	—	—	2,246
At 31 December 2006	10,000	9,460	(15,564)

17.       Reserves - company

	Share Premium	Other capital reserve	Profit and loss account
	£000	£000	£000

At 1 January 2006	10,000	9,460	(1,689)
Profit for the financial year	—	—	—
At 31 December 2006	10,000	9,460	(1,689)

18.       Reconciliation of movements in shareholders’ funds

			(Unaudited)	(Unaudited)
	Group 2006	Company 2006	Group 2005	Company 2005
	£000	£000	£000	£000
Profit / (Loss) for the financial year	2,246	—	(6,390)	(712)

Net movement in shareholders’ funds	2,246	—	(6,390)	(712)
Opening shareholders’ funds	6,650	22,771	13,040	23,483
Closing shareholders’ funds	8,896	22,771	6,650	22,771

19. Immediate and ultimate controlling parties

Morgans Hotel Group Europe Limited was owned 50% by Burford Hotels Limited, whose ultimate holding company is Lehman Brothers Holdings Inc., a company incorporated in the state of Delaware in the USA.

The consolidated accounts of Lehman Brothers Holdings Inc are available to the public from 399, Park Avenue, New York, USA and from One Broadgate, London.

From the 16th February 2007 Morgans Hotel Group Europe Limited is owned 50% by Walton MG Hotels Investors V, LLC, an affiliate of Walton Street Capital LLC., a company incorporated in the state of Delaware in the USA.

The other 50% is owned by Royalton Europe Holdings LLC, a wholly owned subsidiary of Morgans Hotel Group Co, a company incorporated in the USA, whose principal place of business is 475 10th Avenue New York, NY 10018 USA.

20.       Related party transactions

Morgans Hotel Group UK Management Limited

Morgans Hotel Group UK Management Limited is 100% owned by Morgans Hotel Group Co.

Morgans Hotel Group UK Management Limited charge Morgans Hotel Group Europe Limited a management fee and staff costs relating to hotel management, which totalled £2,865,000 (2005: £2,520,000).

SC London Limited

SC London Limited is indirectly owned 50% by Morgans Hotel Group Co and 50% by Chodorow Ventures LLC.

SC London Limited pays rent and recharged expenditure to Morgans Hotel Group Europe Limited, which totalled £3,729,000 (2005: £3,396,000).

Related party balances and transactions

		(Unaudited)
	2006	2005
	£000	£000
Debtors: amounts falling within one year
SC London Limited	345	246
Morgans Hotel Group Co	400	400
Other Morgans Hotel Group Co companies	112	95
	857	741

		(Unaudited)
	2006	2005
	£000	£000
Creditors: amounts falling due within one year
Morgans Hotel Group UK Management Limited	318	270
SC London Limited	97	197
Other Morgans Hotel Group Co companies	105	2
	520	469

The directors confirm that there were no related party transactions other than those disclosed in these financial statements and that all transactions were undertaken on an arms length basis.

21.       Reconciliation of operating profit to net cash flow from operating activities

		(Unaudited)
	2006	2005
	£000	£000
Operating profit	8,570	4,681
Depreciation	2,778	3,267
Loss on disposal of assets	274	—
(Increase) / Decrease in stock	(62)	62
(Increase) / Decrease in debtors	(431)	105
Increase / (Decrease) in creditors	938	(1,079)
Net cash flow from operating activities	12,067	7,036

22.       Analysis of cash flows

		(Unaudited)
	2006	2005
	£000	£000
Return on Investment and servicing of finance
Interest received	397	218
Interest on bank loan	(6,721)	(11,732)
	(6,324)	(11,514)
Capital expenditure
Purchase of tangible fixed assets	(671)	(1,536)

Management of liquid resources
Decrease/(Increase) in restricted cash	—	4,230

Financing
Repayment of bank loan	(1,250)	(92,750)
Drawn down of loan (see note 13)	—	107,456
Repayment of inter-company debt	—	(4,877)
	(1,250)	9,829

23.       Analysis of changes in net debt

	At 1 January 2006	Cash flows	Other non-cash movements	At 31 December 2006
	£000	£000	£000	£000

Cash at bank and in hand	8,443	3,822	—	12,265
Debt due within one year	(1,250)	1,250	(1,500)	(1,500)
Debt due after more than one year	(106,206)	—	1,500	(104,706)
Deferred finance costs	1,673	(8)	(339)	1,326

Net debt	(97,340)	5,064	(339)	(92,615)

24.       Summary of differences between United Kingdom Generally Accepted Accounting Practice (“UK GAAP”) and United States Generally Accepted Accounting Principles (“US GAAP”)

The following table contains a summary of the material adjustments to profit for the financial year between UK GAAP and US GAAP:

			(Unaudited)
	Note	Year ended 31 December 2006	Year ended 31 December 2005
		£000	£000
Profit / (loss) for the financial year as reported under UK GAAP		2,246	(6,390)

US GAAP adjustments:
Depreciation of tangible fixed assets	a	(988)	(988)
Financial instruments	b	2,454	—

Total US GAAP adjustments		1,466	(988)

Net income / (loss) as reported under US GAAP		3,712	(7,378)

The following table contains a summary of the material adjustments to shareholders’ funds between UK GAAP and US GAAP:

			(Unaudited)
	Note	Year ended 31 December 2006	Year ended 31 December 2005
		£000	£000
Total shareholders’ funds as reported under UK GAAP		8,896	6,650

US GAAP adjustments
Depreciation of tangible fixed assets	a	(7,157)	(6,169)
Financial instruments	b	2,454	—

Total US GAAP adjustments		(4,703)	(6,169)

Shareholders’ funds under US GAAP		4,193	481

A summary of the principal differences between United Kingdom Generally Accepted Accounting Practice and United States Generally Accepted Accounting Principles is set out below:

(a) Depreciation of tangible fixed assets

Under UK GAAP, the freehold buildings are depreciated on a straight line basis over 50 years to their residual values.  Under US GAAP, the freehold building are depreciated on a straight line basis over 40 years and there is considered to be no residual value.  The result of this is an accelerated depreciation charge under US GAAP.

(b) Financial instruments

Under US GAAP an entity recognises all of its derivative instruments as either assets or liabilities depending on the rights or obligations under the contracts.  All derivative instruments are measured at fair value in accordance with Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Instruments and Hedging Contracts”.  The equivalent UK GAAP is not required to be applied by the Company for the periods under audit.  This adjustment reflects the impact of revaluing all the Company derivative financial instruments.

(c) Financial statement presentation

The balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP.  Under UK GAAP, current assets are netted against current liabilities in the balance sheet whereas US GAAP requires the separate presentation of total assets and total liabilities.  UK GAAP requires assets to be presented in ascending order of their liquidity, whereas under US GAAP assets are presented in descending order of liquidity.

(d) Cash flow statement

The cash flow statement presented under UK GAAP has been presented in accordance with FRS1 (revised), “cash flow statements”. There are certain differences from UK GAAP to US GAAP with regard to the classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents. In accordance with FRS1, cash flows are prepared separately for operating activities, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing.

US GAAP, however, requires only three categories of cash flow activity to be reported. Under SFAS No. 95, “statement of cash flows”, cash flows are classified under operating activities (including cash flows from taxation and returns on investment and servicing of finance), investing activities and financing activities.

A summary of the Company’s operating, investing and financing activities classified in accordance with US GAAP is presented below:

		(Unaudited)
	2006	2005
	£000	£000
Net cash provided by (used in) operating activities	5,743	(4,478)
Net cash (used in) investing activities	(671)	(1,536)
Net cash (used in) provided by financing activities	(1,250)	14,059
Net increase in cash and cash equivalents	3,822	8,045
Cash and cash equivalents at beginning of period	8,443	398
Cash and cash equivalents at end of period	12,265	8,443